Exhibit 4.6

TENTH AMENDMENT TO REVOLVING LOAN AGREEMENT

This TENTH AMENDMENT TO REVOLVING LOAN AGREEMENT dated as of February 27, 2006 (the “Tenth Amendment”), is entered into by and between AAR CORP., a Delaware corporation (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS:

A.                                        The Borrower and the Bank entered into that certain Revolving Loan Agreement dated as of April 11, 2001, as modified, amended and extended from time to time (collectively, the “Loan Agreement”).

B.                                          At the present time the Borrower requests, and the Bank is agreeable to amending the Agreement with regard to the facility for issuance of Letters of Credit, pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

AGREEMENTS:

1.                           RECITALS, The foregoing Recitals are hereby made a part of this Tenth Amendment.

2.                           DEFINITIONS. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Loan Agreement.

3.                           AMENDMENTS TO THE LOAN AGREEMENT.

3.1                              Letters of Credit. Section 2.6 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“2.6             Letters of Credit. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower and the Bank of a Master Letter of Credit Agreement and the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of an application for letter of credit, and the payment by the Borrower of the Bank’s fees charged in connection therewith, the Bank agrees to issue for the account of the Borrower, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Maximum Obligation and provided, further, that no Letter of Credit shall have an expiration date later than July 31, 2007 (the “Maturity Date”). The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall accrue interest as of the date such payment was made by the Bank to such beneficiary at the rates set forth in the Master Letter of Credit Agreement. Upon the Maturity Date or the earlier occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall bear interest at the rates set forth in the Master Letter of Credit Agreement, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. In the event of a conflict between the Master Letter of Credit Agreement and the Loan Agreement, the Loan Agreement shall govern.

In addition to all other applicable fees, charges and/or interest payable by the Borrower pursuant to the Master Letter of Credit Agreement or otherwise payable in accordance with the Bank’s standard letter of credit fee schedule, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to one and three quarters of one percent (1.75%) of the face amount of such standby Letter of Credit, payable by the Borrower on or before the issuance of such Letter of Credit by the Bank and annually thereafter on the same date unless and until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit. All Letters of Credit other than standby Letters of Credit shall bear such fees, costs and interest as charged by the Bank and shall contain such other terms as set forth in the Master Letter of Credit Agreement and the Bank’s standard letter of credit fee schedule.”

3.2                              Cash Collateral. Subsection 2.7 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“2.7 Reserved.”

4.                                       REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this Tenth Amendment, the Borrower hereby certifies, represents and warrants to the Bank that:

4.1.                              Organization. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein failure to qualify would have a material adverse effect. The Articles of Incorporation and Bylaws, Borrowing Resolutions and Incumbency Certificate of the Borrower have not been changed or amended since the most recent date that certified copies thereof were delivered to the Bank. The exact legal name of the Borrower is as set forth in the preamble of this Tenth Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name. The Borrower will not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

4.2.                              Authorization. The Borrower is duly authorized to execute and deliver this Tenth Amendment and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement, as amended hereby.

43. No Conflicts. The execution and delivery of this Tenth Amendment and the performance by the Borrower of its obligations under the Loan Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of the Borrower or of any material agreement binding upon the Borrower.

4.4. Validity and Binding Effect. The Loan Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

4.5.                              Compliance with Loan Agreement. The representation and warranties set forth in Section 6 of the Loan Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Bank and except for such changes as are specifically permitted under the Loan Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Loan Agreement.

4.6. No Event of Default. As of the date hereof, no Event of Default under the Loan Agreement as amended hereby, or event or condition, which with the giving of notice or the passage of time or both, would constitute an Event of Default, has occurred or is continuing.

5.                                       CONDITIONS PRECEDENT. This Tenth Amendment shall become effective as of the date above first written after receipt by the Bank of the following documents:

5.1. Tenth Amendment. This Tenth Amendment executed by the Borrower and the Bank.

5.2                          Other Documents. Such other documents, certificates and/or opinions of counsel as the Bank may request.

6.                                       GENERAL.

6.1. Governing Law; Severability. This Tenth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Loan Agreement and this Tenth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement and this Tenth Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Loan Agreement and this Tenth Amendment.

6.2. Successors and Assigns. This Tenth Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.

6.3. Continuing Force and Effect of Loan Documents. Except as specifically modified or amended by the terms of this Tenth Amendment, all other terms and provisions of the Loan Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Tenth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Agreement and the other Loan Documents.

6.4. References to Loan Agreement. Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof’, or words of like import, and each reference to the Loan Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Loan Agreement, as amended hereby.

6.5. Counterparts. This Tenth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment to Revolving Loan Agreement as of the date first above written.

AAR CORP.		LASALLE BANK NATIONAL
ASSOCIATION

By:	/s/ MICHAEL K. CARR	By:	/s/ SCOTT CARBON

Its:	Vice President & Assistant Treasurer	Its:	First Vice President